Exhibit 4.3

U.S. BANCORP

2024 STOCK INCENTIVE PLAN

TABLE OF CONTENTS

Section 1.	Purpose; Effect on Prior Plan	1
(a)	Purpose	1
(b)	Effect on Prior Plan	1

Section 2.	Definitions	1

Section 3.	Administration	6
(a)	Power and Authority of the Committee	6
(b)	Delegation	7
(c)	Power and Authority of the Board	8
(d)	Indemnification	8

Section 4.	Shares Available for Awards	8
(a)	Shares Available	8
(b)	Counting Shares	9
(c)	Adjustments	10
(d)	Limitation on Awards to Non-Employee Directors	10
(e)	Minimum Vesting	11

Section 5.	Eligibility	11

Section 6.	Awards	11
(a)	Options	11
(b)	Stock Appreciation Rights	12
(c)	Restricted Stock and Restricted Stock Units	12
(d)	Performance Awards	13
(e)	Dividend Equivalents	13
(f)	Stock Awards	14
(g)	Other Stock-Based Awards	14
(h)	General Provisions Relating to Awards	14

Section 7.	Amendment and Termination; Change in Control; Corrections	16
(a)	Amendments to the Plan	16
(b)	Amendments to Awards	17
(c)	Change in Control	17
(d)	Vesting upon Termination Following a Change in Control	17
(e)	Correction of Defects, Omissions and Inconsistencies	18

Section 8.	Income Tax Withholding	18

Section 9.	Clawback or Recoupment	18

Section 10.	General Provisions	19
(a)	No Rights to Awards	19
(b)	Award Agreements	19

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(c)	Plan Provisions Control	19
(d)	No Rights of Stockholders	19
(e)	No Limit on Other Compensation Plans or Arrangements	19
(f)	No Right to Employment or Directorship	19
(g)	Governing Law	20
(h)	Severability	20
(i)	No Trust or Fund Created	20
(j)	Other Benefits	20
(k)	No Fractional Shares	20
(l)	Headings	20

Section 11.	Effective Date of the Plan	21

Section 12.	Term of the Plan	21

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U.S. BANCORP

2024 STOCK INCENTIVE PLAN

Section 1.	Purpose; Effect on Prior Plan

(a) Purpose. The purpose of the Plan is to promote the interests of the Company and its stockholders by aiding the Company in attracting and retaining employees, officers, and non-employee Directors capable of assuring the future success of the Company, to offer such persons incentives to put forth maximum efforts for the success of the Company’s business and to compensate such persons through various stock-based and other arrangements and provide them with opportunities for stock ownership in the Company, thereby aligning the interests of such persons with the Company’s stockholders. Capitalized terms used in the Plan and not therein defined shall have the meaning assigned to them in Section 2.

(b) Effect on Prior Plan. The Plan replaces the Prior Plan for awards granted on or after the Effective Date. Awards may not be granted under the Prior Plan beginning on the Effective Date, but the adoption and effectiveness of the Plan will not affect the terms or conditions of any outstanding awards granted under the Prior Plan or any other plan prior to the Effective Date.

Section 2.	Definitions

As used in the Plan, the following terms shall have the meanings set forth below:

(a) “Affiliate” shall mean (i) any entity that, directly or indirectly through one or more intermediaries, is controlled by the Company and (ii) any entity in which the Company has at least a 20% equity interest, in each case as determined by the Committee.

(b) “Announcement Date” means the date of the public announcement of the transaction, event or course of action that results in a Change in Control.

(c) “Award” shall mean any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Award, Dividend Equivalent, Stock Award or Other Stock-Based Award granted under the Plan.

(d) “Award Agreement” shall mean any written agreement, contract or other instrument or document evidencing an Award granted under the Plan (including a document in an electronic medium) executed in accordance with the requirements of Section 10(b).

(e) “Board” shall mean the Board of Directors of the Company.

(f) “Cause” shall mean (except as otherwise provided in an Award Agreement):

(i) the continued failure by a Participant to substantially perform Participant’s duties with the Company or any Affiliate (other than any such failure resulting from the Participant’s Disability) after a demand for substantial performance is delivered to the Participant that specifically identifies the manner in which the Company believes that the Participant has not substantially performed the Participant’s duties, and the Participant has failed to resume substantial performance of the Participant’s duties on a continuous basis;

(ii) gross and willful misconduct during the course of employment (regardless of whether the misconduct occurs on the Company’s premises), including, without limitation, theft, assault, battery, malicious destruction of property, arson, sabotage, embezzlement, harassment, acts or omissions which violate the Company’s rules or policies (such as breaches of confidentiality), or other conduct which demonstrates a willful or reckless disregard of the interests of the Company or its Affiliates; or

(iii) Participant’s conviction of a crime (including, without limitation, a misdemeanor offense) which impairs Participant’s ability substantially to perform Participant’s duties with the Company.

(g) “Change in Control” shall mean:

(i) The acquisition by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of either (1) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this clause (i), the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, or (C) any acquisition by a subsidiary of the Company or any employee benefit plan (or related trust) sponsored or maintained by the Company or a subsidiary of the Company (a “Company Entity”); or

(ii) Individuals who, as of the date an Award is granted (the “Grant Date”), constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board (except as a result of the death, retirement or Disability of one or more members of the Incumbent Board); provided, however, that any individual becoming a director subsequent to the Grant Date, whose election or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board, shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, (1) any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board, (2) any director designated by or on behalf of a Person who has entered into an agreement with the Company (or which is contemplating entering into an agreement) to effect a Business Combination (as defined in clause (iii) below) with one or more entities that are not Company Entities or (3) any director who serves in connection with the act of the Board of increasing the number of directors and filling vacancies in connection with, or in contemplation of, any such Business Combination; or

(iii) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (1) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of Outstanding Company Common Stock or the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding any Company Entity or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, shares representing 35% or more of, respectively, the then Outstanding Company Common Stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (3) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv) Consummation of a complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, an Award Agreement may provide that the definition of Change in Control shall be limited to events described above that also constitute a change in ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, in each case as defined under Section 409A.

(h) “Clawback Policy” shall mean any applicable clawback, recovery, or similar policy approved by the Board or Committee, as in effect from time to time, whether approved before or after the date of grant of an Award.

(i) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any regulations promulgated thereunder.

(j) “Committee” shall mean the Compensation and Human Resources Committee of the Board, or any such other committee designated by the Board to administer the Plan. The Committee shall be comprised of not less than such number of Directors as shall be required to permit Awards granted under the Plan to qualify under Rule 16b-3, and each member of the Committee shall be a “Non-Employee Director” within the meaning of Rule 16b-3.

(k) “Company” shall mean U.S. Bancorp, a Delaware corporation, or any successor corporation.

(l) “Director” shall mean a member of the Board.

(m) “Disability” shall mean (except as otherwise provided in an Award Agreement) qualifying for and receiving disability benefits under the Company’s long-term disability programs as in effect from time to time.

(n) “Dividend Equivalent” shall mean any right granted under Section 6(e) of the Plan.

(o) “Effective Date” shall mean April 16, 2024, which is the date on which the stockholders of the Company approved this Plan.

(p) “Eligible Person” shall mean any employee, officer, non-employee Director providing services to the Company or any Affiliate who the Committee determines to be an Eligible Person, or any such person to whom an offer of employment or engagement with the Company or any Affiliate is extended.

(q) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(r) “Fair Market Value” shall mean, with respect to any property (including, without limitation, any Shares or other securities), the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee. Notwithstanding the foregoing and unless otherwise determined by the Committee, the Fair Market Value of a Share as of a given date shall be, if the Shares are then listed on the New York Stock Exchange, the closing price of one Share as reported on the New York Stock Exchange on such date or, if the New York Stock Exchange is not open for trading on such date, on the most recent preceding date when it was open for trading.

(s) “Notice of Termination” shall mean a written notice which sets forth the date of termination of Participant’s employment.

(t) “Option” shall mean an option to purchase Shares that is not an incentive stock option qualified under section 422 of the Code, and that is granted under Section 6(a) of the Plan.

(u) “Other Stock-Based Award” shall mean any right granted under Section 6(g) of the Plan.

(v) “Participant” shall mean an Eligible Person who is granted an Award under the Plan, provided, however, that with respect to an Award to an Eligible Person to whom an offer of employment or engagement with the Company or an Affiliate has been extended, the Award will become effective, and the Eligible Person will become a Participant, only upon such Eligible Person’s commencement of employment or service with the Company or an Affiliate.

(w) “Performance Award” shall mean any right granted under Section 6(d) of the Plan.

(x) “Performance Goal” means the business criteria selected by the Company to measure the level of performance of the Company or an Affiliate (or business line thereof) during a performance period, which may include, but are not limited to, one or more of the following criteria: sales, revenue, costs, expenses (including expense efficiency ratios and other expense measures), earnings (including one or more of net profit after tax, gross profit, operating profit, earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization and net earnings), earnings per share, earnings per share from continuing operations, operating income, pre-tax income, operating income margin, net income, margins (including one or more of gross, operating and net income margins), returns (including one or more of return on actual, averaged or proforma assets, net assets, earnings or net earnings, equity, investment, capital and net capital employed), stockholder return (including total stockholder return relative to an index or peer group), stock price, growth of loans and deposits, number of customers or households, economic value added, cash generation, cash flow, unit volume, working capital, market share, cost reductions, strategic plan development and implementation, strategic goals or objectives (including objectives related to qualitative or quantitative environmental, social or governance metrics) and/or any other applicable criteria as determined by the Committee. Such goals may reflect absolute entity or business unit performance or a relative comparison to the performance of a peer group of entities or other external measure of the selected performance criteria. The Committee may appropriately adjust any evaluation of performance under such goals to exclude the effect of certain events, including, without limitation, any of the following events: asset write-downs, litigation or claim judgments or settlements, reorganizations, acquisitions, divestitures, restructurings, discontinued operations, early extinguishment of debt, extraordinary items, and other unusual or non-recurring gains or charges; severance, contract termination and other costs related to exiting certain business activities; changes in tax law, accounting principles or other such laws or provisions affecting reported results; and foreign exchange gains and losses or an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management.

(y) “Person” shall mean any individual or entity, including a corporation, partnership, limited liability company, association, joint venture or trust.

(z) “Plan” shall mean this U.S. Bancorp 2024 Stock Incentive Plan, as amended from time to time.

(aa) “Prior Plan” shall mean the U.S. Bancorp 2015 Stock Incentive Plan.

(bb) “Qualifying Termination” shall mean (except as otherwise provided in an Award Agreement) a Participant’s termination of employment with the Company and its Affiliates by the Company for any reason other than Cause within 12 months following a Change in Control, provided that such a termination will not be a Qualifying Termination if: (i) the Company has notified Participant in writing more than 30 days prior to the Announcement Date that Participant’s employment is not expected to continue for more than 12 months following the date of such notification, and Participant’s employment is in fact terminated within such 12-month period; or (ii) Participant has announced in writing, prior to the date the Company provides a Notice of Termination to Participant, that Participant intends to terminate his or her employment. Without limiting the generality of the foregoing, a Qualifying Termination may apply to large-scale terminations of employment relating to the disposition or divestiture of business or legal entities or similar circumstances. An Award Agreement may provide that a Qualifying Termination will occur only if the Participant’s termination of employment or service also constitutes a separation from service for purposes of Section 409A. For purposes of this definition, the term Company shall be deemed to include any Person that has assumed a Participant’s Award (or provided a substitute award to a Participant) in connection with a Change in Control.

(cc) “Restricted Stock” shall mean any Share granted under Section 6(c) of the Plan.

(dd) “Restricted Stock Unit” shall mean any unit granted under Section 6(c) of the Plan evidencing the right to receive a Share (or a cash payment equal to the Fair Market Value of a Share) at some future date.

(ee) “Rule 16b-3” shall mean Rule 16b-3 promulgated by the Securities and Exchange Commission under the Exchange Act or any successor rule or regulation.

(ff) “Section 409A” shall mean Section 409A of the Code, or any successor provision, and Treasury Regulations and other applicable guidance thereunder.

(gg) “Share” or “Shares” shall mean a share or shares of common stock, $0.01 par value per share, of the Company or such other securities or property as may become subject to Awards pursuant to an adjustment made under Section 4(c) of the Plan.

(hh) “Specified Employee” shall mean a specified employee as defined in Section 409A(a)(2)(B) of the Code and applicable regulations under Section 409A, determined in accordance with procedures established by the Company and applied uniformly with respect to all plans maintained by the Company that are subject to Section 409A.

(ii) “Stock Appreciation Right” shall mean any right granted under Section 6(b) of the Plan.

(jj) “Stock Award” shall mean any Share granted under Section 6(f) of the Plan.

Section 3.	Administration

(a) Power and Authority of the Committee. The Plan shall be administered by the Committee. Subject to the express provisions of the Plan and to applicable law, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to each Participant under the Plan; (iii) determine the number of Shares to be covered by (or the method by which payments or other rights are to be calculated in connection with) each Award; (iv) determine the terms and conditions of any Award or Award Agreement, including any terms relating to vesting conditions, the forfeiture of any Award, and the forfeiture, recapture or disgorgement of any cash, Shares or other amounts payable with respect to any Award; (v) amend the terms and conditions of any Award or Award Agreement, provided, however, that, except as otherwise permitted in connection with an event as provided under Section 4(c) hereof or in connection with a Change in Control, the Committee shall not, without stockholder approval, (1) reprice, adjust or amend the exercise price of Options or the grant price of Stock Appreciation Rights previously awarded to any Participant, whether through amendment, cancellation and exchange for cash or another Award, a replacement grant, or any other means, (2) authorize the Company to repurchase Options for cash from a Participant if the current Fair Market Value of the Shares underlying the Options is lower than the exercise price per share of the Options, or (3) authorize the Company to repurchase Stock Appreciation Rights for cash from a Participant if the current Fair Market Value of the Shares underlying the Stock Appreciation Rights is lower than the grant date per Share of the Stock Appreciation Rights; (vi) accelerate the exercisability of any Award or waive any restrictions relating to any Award, provided that the Committee’s authority to accelerate exercisability or waive restrictions in circumstances other than a Change in Control, death and Disability may not be delegated; (vii) determine whether, to what extent and under what circumstances Awards may be exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited or suspended; (viii) determine whether, to what extent and under what circumstances cash, Shares, other securities, other Awards, other property and other amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the holder of the Award or the Committee, subject to the requirements of Section 409A; (ix) interpret and administer the Plan and any instrument or agreement, including any Award Agreement, relating to the Plan; (x) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; (xi) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan; and (xii) adopt such modifications, rules, procedures, and subplans as may be necessary or desirable to comply with provisions of the laws of non-U.S. jurisdictions in which the Company or an Affiliate may operate, including, without limitation, establishing any special rules for Affiliates, Eligible Persons or Participants located in any particular country, in order to meet the objectives of the Plan and to ensure the viability of the intended benefits of Awards granted to Participants located in such non-United States jurisdictions. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions under or with respect to the Plan or any Award or Award Agreement shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon any Participant, any holder or beneficiary of any Award or Award Agreement, and any employee of the Company or any Affiliate.

(b) Delegation. Except as otherwise provided in Section 3(a)(vi), the Committee may delegate its powers and duties under the Plan to one or more Directors (including a Director who is also an officer of the Company) or a committee of Directors, subject to such terms, conditions and limitations as the Committee may establish in its sole discretion; provided, however, that the Committee shall not delegate its powers and duties under the Plan with regard to officers or directors of the Company or any Affiliate who are subject to Section 16 of the Exchange Act. In addition, except as otherwise provided in Section 3(a)(vi), the Committee shall have the right to delegate to one or more officers of the Company the authority to grant and determine the terms and conditions of Awards granted under the Plan, subject to the requirements of Section 157(c) of the Delaware General Corporation Law (or any successor provision), applicable exchange rules and such other limitations as the Committee shall determine; provided, however, that such officers shall not be authorized to grant Awards to officers or directors of the Company or any Affiliate who are subject to Section 16 of the Exchange Act. The Committee also shall be permitted to delegate responsibility for performing certain ministerial functions under the Plan to any appropriate officer or employee of the Company. In the event that the Committee’s authority is delegated to officers or employees in accordance with the foregoing, all provisions of the Plan relating to the Committee shall be interpreted in a manner consistent with the foregoing by treating any such reference as a reference to such officer or employee for such purpose. Any action undertaken in accordance with the Committee’s delegation of authority hereunder shall have the same force and effect as if such action were undertaken directly by the Committee and shall be deemed for all purposes of the Plan to have been taken by the Committee.

(c) Power and Authority of the Board. Notwithstanding anything to the contrary contained herein, the Board may, at any time and from time to time, without any further action of the Committee, exercise the powers and duties of the Committee under the Plan, unless the exercise of such powers and duties by the Board would cause the Plan not to comply with the requirements of Rule 16b-3, applicable corporate law or stock exchange listing rules.

(d) Indemnification. To the full extent permitted by law, (i) no member of the Board, the Committee or any person to whom the Committee delegates authority under the Plan shall be liable for any action or determination taken or made in good faith with respect to the Plan or any Award made under the Plan, and (ii) the members of the Board, the Committee and each person to whom the Committee delegates authority under the Plan shall be entitled to indemnification by the Company with regard to such actions and determinations. The provisions of this paragraph shall be in addition to such other rights of indemnification as a member of the Board, the Committee or any other person may have by virtue of such person’s position with the Company.

Section 4.	Shares Available for Awards

(a) Shares Available. Subject to adjustment as provided in Section 4(c) of the Plan, the aggregate number of Shares that may be issued under all Awards under the Plan shall equal:

(i) 37,000,000 Shares, plus

(ii) any Shares reserved for issuance under the Prior Plan that remain available for grant under the Prior Plan as of the Effective Date, plus

(iii) any Shares subject to any outstanding awards under the Prior Plan that, following the Effective Date, expire, or are terminated, surrendered, cancelled or forfeited for any reason without issuance of such Shares.

On and after the Effective Date, no awards shall be granted under the Prior Plan.

The aggregate number of Shares that may be issued under all Awards under the Plan shall be reduced by Shares subject to Awards granted under the Plan in accordance with the Share counting rules described in Section 4(b) below. Shares to be issued under the Plan will be authorized but unissued Shares or Shares that have been reacquired by the Company and designated as treasury shares.

(b) Counting Shares. For purposes of this Section 4(b), if an Award entitles the holder thereof to receive or purchase Shares, the number of Shares covered by such Award or to which such Award relates shall be counted on the date of grant of such Award against the aggregate number of Shares available for granting Awards under the Plan. If performance awards granted under the Company’s executive incentive plans are payable in Shares, such Shares may be issued under this Plan and shall be counted against the aggregate number of Shares available for granting Awards under the Plan.

(i) Shares Added Back to Reserve. Subject to the limitations in (ii) below, if any Shares covered by an Award or to which an Award relates are not purchased or are forfeited or are reacquired by the Company (including Shares covered by an Award that is settled in cash), or if an Award otherwise terminates or is cancelled without delivery of any Shares, then the number of Shares counted against the aggregate number of Shares available under the Plan with respect to such Award, to the extent of any such forfeiture, reacquisition by the Company, termination or cancellation, shall again be available for granting Awards under the Plan.

(ii) Shares Not Added Back to Reserve. Notwithstanding anything to the contrary contained in this Section 4, including Section 4(b)(i) above, the following Shares shall not be added to the Shares authorized for grant under Section 4(a) and will not be available for future grants of Awards under the Plan: (A) Shares tendered by a Participant or withheld by the Company in payment of the exercise price of an Option under the Plan, or, after the Effective Date, in payment of the exercise price of an option under the Prior Plan; (B) Shares tendered by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to an Award under the Plan, or, after the Effective Date, to satisfy any tax withholding obligation with respect to an award under the Prior Plan; (C) Shares subject to a Stock Appreciation Right under the Plan, or, after the Effective Date, a stock appreciation right under the Prior Plan, that are not issued in connection with the stock settlement on exercise thereof; or (D) Shares purchased on the open market with the cash proceeds from the exercise of Options under the Plan, or, after the Effective Date, from the exercise of options under the Prior Plan.

(iii) Cash-Only Awards. Awards that do not entitle the holder thereof to receive or purchase Shares shall not be counted against the aggregate number of Shares available for Awards under the Plan.

(iv) Substitute Awards Relating to Acquired Entities. Shares issued under Awards granted in substitution for awards previously granted by an entity that is acquired by or merged with the Company or an Affiliate shall not be counted against the aggregate number of Shares available for Awards under the Plan.

(c) Adjustments. In the event that any extraordinary dividend or other distribution (whether in the form of cash, Shares, other securities or other property), stock split or a combination or consolidation of the outstanding Shares into a lesser number of shares, is declared with respect to the Shares, the authorization limits under Sections 4(a) and 4(d) shall be increased or decreased proportionately, and the Shares then subject to each Award shall be increased or decreased proportionately without any change in the aggregate purchase price therefor. In the event the Shares shall be changed into or exchanged for a different number or class of shares of stock or securities of the Company or of another corporation, whether through recapitalization, reorganization, reclassification, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or any other similar corporate transaction or event affects the Shares such that an equitable adjustment would be required in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the authorization limits under Sections 4(a) and 4(d) shall be adjusted proportionately, and an equitable adjustment shall be made to each Share subject to an Award such that no dilution or enlargement of the benefits or potential benefits occurs. Each such Share then subject to each Award shall be adjusted to the number and class of shares into which each outstanding Share shall be so exchanged such that no dilution or enlargement of the benefits occurs, all without change in the aggregate purchase price for the Shares then subject to each Award. Action by the Committee pursuant to this Section 4(c) may include adjustment to any or all of: (i) the number and type of Shares (or other securities or other property) that thereafter may be made the subject of Awards or be delivered under the Plan; (ii) the number and type of Shares (or other securities or other property) subject to outstanding Awards; (iii) the purchase price or exercise price of a Share under any outstanding Award or the measure to be used to determine the amount of the benefit payable on an Award; and (iv) any other adjustments the Committee determines to be equitable.

(d) Limitation on Awards to Non-Employee Directors. Subject to adjustment as described above in Section 4(c), the maximum aggregate grant date value of Shares subject to Awards granted to any Director that is not also an employee of the Company or its Affiliates, taken together with any cash fees earned by such individual for services rendered during the calendar year, shall not exceed in the aggregate $750,000 (such value computed as of the date of grant in accordance with applicable financial accounting rules) in any calendar year. The independent members of the Board may make exceptions to this limit, in an amount not to exceed $1,000,000 for a non-executive chair or lead independent director of the Board, provided that the director receiving such additional compensation may not participate in the decision to award such compensation.

(e) Minimum Vesting. Awards granted under the Plan shall include vesting schedules that provide that no portion of an Award shall vest earlier than one year from the date of grant. However, (i) for purposes of Awards granted to any Director that is not also an employee of the Company or its Affiliates, such Awards shall be deemed to satisfy this minimum vesting requirement if such Awards are granted on the date of the Company’s annual meeting of stockholders and vest on the date of the Company’s annual meeting of stockholders immediately following the date of grant (but not less than 50 weeks following the date of grant), and (ii) subject to adjustments described above in Section 4(c), up to five percent (5%) of the Shares authorized under the Plan as set forth in Section 4(a) as of the Effective Date may be granted without regard to this minimum vesting requirement. Notwithstanding the foregoing, the Committee may authorize the acceleration of the vesting of any such Awards in the event of the Participant’s death, retirement (including retirement eligibility) or Disability, or the occurrence of a Change in Control as provided in Section 7.

Section 5.	Eligibility

Any Eligible Person shall be eligible to be designated a Participant. In determining which Eligible Persons shall receive an Award and the terms of any Award, the Committee may take into account the nature of the services rendered by the respective Eligible Persons, their present and potential contributions to the success of the Company or such other factors as the Committee, in its discretion, shall deem relevant.

Section 6.	Awards

(a) Options. The Committee is hereby authorized to grant Options to Eligible Persons with the following terms and conditions and with such additional terms and conditions (including performance-based vesting conditions) not inconsistent with the provisions of the Plan as the Committee shall determine:

(i) Exercise Price. The purchase price per Share purchasable under an Option shall be determined by the Committee and shall not be less than 100% of the Fair Market Value of a Share on the date of grant of such Option, provided, however, the Committee may designate a purchase price below Fair Market Value on the date of grant if the Option is granted in substitution for a stock option previously granted by an entity that is acquired by or merged with the Company or an Affiliate.

(ii) Option Term. The term of each Option shall be fixed by the Committee but shall not be longer than 10 years from the date of grant.

(iii) Time and Method of Exercise. The Committee shall determine the time or times at which an Option may be exercised in whole or in part and the method or methods by which, and the form or forms (including, without limitation, cash, Shares (actually or by attestation), other securities, other Awards or other property, or any combination thereof, having a Fair Market Value on the exercise date equal to the applicable exercise price) in which payment of the exercise price with respect thereto may be made or deemed to have been made.

(iv) No Reload Options. The Committee shall not have the authority to grant an Option which provides that the Participant shall be granted a new Option (sometimes referred to as a “reload option”) for a number of Shares equal to the number of Shares surrendered by the Participant upon exercise of all or a part of the original Option.

(b) Stock Appreciation Rights. The Committee is hereby authorized to grant Stock Appreciation Rights to Eligible Persons subject to the terms of the Plan and any applicable Award Agreement. A Stock Appreciation Right granted under the Plan shall confer on the holder thereof a right to receive upon exercise thereof the excess of (i) the Fair Market Value of one Share on the date of exercise over (ii) the grant price of the Stock Appreciation Right as specified by the Committee, which price shall not be less than 100% of the Fair Market Value of one Share on the date of grant of the Stock Appreciation Right; provided, however, the Committee may designate a grant price below Fair Market Value on the date of grant if the Stock Appreciation Right is granted in substitution for a stock appreciation right previously granted by an entity that is acquired by or merged with the Company or an Affiliate. Subject to the terms of the Plan and any applicable Award Agreement, the grant price, methods of exercise, dates of exercise, methods of settlement and any other terms and conditions of any Stock Appreciation Right shall be as determined by the Committee. The term of each Stock Appreciation Right shall be fixed by the Committee but shall not be longer than 10 years from the date of grant. The Committee may impose such conditions or restrictions on the exercise of any Stock Appreciation Right (including performance-based vesting conditions) as it may deem appropriate.

(c) Restricted Stock and Restricted Stock Units. The Committee is hereby authorized to grant Restricted Stock and Restricted Stock Units to Eligible Persons with the following terms and conditions and with such additional terms and conditions (including performance-based vesting conditions) not inconsistent with the provisions of the Plan as the Committee shall determine:

(i) Restrictions. Shares of Restricted Stock and Restricted Stock Units shall be subject to such restrictions as the Committee may impose (including, without limitation, any limitation on the right to vote a Share of Restricted Stock or the right to receive any dividend or other right or property with respect thereto), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise as the Committee may deem appropriate. Notwithstanding the foregoing, rights to dividend or Dividend Equivalent payments shall be subject to the limitations described in Section 6(e).

(ii) Issuance and Delivery of Shares. Any Restricted Stock granted under the Plan shall be issued at the time such Awards are granted and may be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of a stock certificate or certificates, which certificate or certificates shall be held by the Company or held in nominee name by the stock transfer agent or brokerage service selected by the Company to provide such services for the Plan. Such certificate or certificates shall be registered in the name of the Participant and shall bear an appropriate legend referring to the restrictions applicable to such Restricted Stock. Shares representing Restricted Stock that is no longer subject to restrictions shall be delivered (including by updating the book-entry registration) to the Participant promptly after the applicable restrictions lapse or are waived. In the case of Restricted Stock Units, no Shares shall be issued at the time such Awards are granted. Following the lapse or waiver of restrictions and the restricted period relating to Restricted Stock Units evidencing the right to receive Shares, such Shares shall be issued and delivered to the holder of the Restricted Stock Units at the time specified in the applicable Award Agreement, or, if applicable, the time designated in a Participant’s timely and properly executed deferral election (made in accordance with all requirements of Section 409A), to the extent that the Committee permits such an election with respect to the Restricted Stock Units.

(iii) Forfeiture. Except as otherwise determined by the Committee, upon a Participant’s termination of employment or resignation or removal as a Director (in either case, as determined under criteria established by the Committee) during the applicable restriction period, all Shares of Restricted Stock and all Restricted Stock Units held by the Participant at such time shall be forfeited and reacquired by the Company.

(d) Performance Awards. The Committee is hereby authorized to grant Performance Awards to Eligible Persons. Performance Awards granted under the Plan (i) shall confer on the holder thereof the right to receive payments (in the form of Shares or cash), in whole or in part, upon the achievement of one or more objective Performance Goals during such performance periods as the Committee shall establish; and (ii) may be denominated or payable in Shares (including, without limitation, Restricted Stock and Restricted Stock Units), cash, other securities, other Awards, other property or a combination thereof. For purposes of this Section 6(d), a Performance Award shall not include Options and Stock Appreciation Rights whose value is determined solely on the basis of an increase in the value of the Shares after the date of grant of such Award or Awards (even if such Options and Stock Appreciation Rights include performance-based vesting conditions). Performance Awards may provide for the adjustment of the number of Shares or Restricted Stock Units earned by a Participant under the Performance Award (or cash amount based on the value of Shares) based on the extent to which Performance Goals are achieved. Subject to the terms of the Plan, the terms and conditions of any Performance Award shall be determined by the Committee.

(e) Dividend Equivalents. The Committee is hereby authorized to grant Dividend Equivalents to Eligible Persons under which the Participant shall be entitled to receive payments (in cash, Shares, other securities, other Awards or other property as determined in the discretion of the Committee) equivalent to the amount of cash dividends paid by the Company to holders of Shares with respect to a number of Shares determined by the Committee. Subject to the terms of the Plan and any applicable Award Agreement, such Dividend Equivalents may have such terms and conditions as the Committee shall determine. Notwithstanding anything to the contrary herein, (i) the Committee may not grant Dividend Equivalents to Eligible Persons in connection with grants of Options, Stock Appreciation Rights or other Awards the value of which is based solely on an increase in the value of the Shares after the date of grant of such Award, and (ii) no dividend or Dividend Equivalent payments shall be made to a Participant with respect to any Performance Award or other Award subject to performance-based vesting conditions unless and until all conditions or restrictions relating to such Award (or portion thereof to which the dividend or Dividend Equivalent relates) have been satisfied. An Award Agreement may provide that Dividend Equivalents will continue to be awarded or credited with respect to outstanding Awards of Participants who have terminated employment or service with the Company and its Affiliates until such time as such Awards are settled or paid out pursuant to the terms of the Award Agreement (and any timely deferral election, to the extent permitted).

(f) Stock Awards. The Committee is hereby authorized to grant to Eligible Persons Shares without restrictions thereon, as deemed by the Committee to be consistent with the purpose of the Plan. Subject to the terms of the Plan and any applicable Award Agreement, such Stock Awards may have such terms and conditions as the Committee shall determine.

(g) Other Stock-Based Awards. The Committee is hereby authorized to grant to Eligible Persons such other Awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible into Shares), as are deemed by the Committee to be consistent with the purpose of the Plan. The Committee shall determine the terms and conditions of such Awards, subject to the terms of the Plan and the Award Agreement. No Award issued under this Section 6(g) shall contain a purchase right or an option-like feature.

(h) General Provisions Relating to Awards.

(i) Consideration for Awards. Awards may be granted for no cash consideration or for any cash or other consideration as determined by the Committee or required by applicable law.

(ii) Awards May Be Granted Separately or Together. Awards may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with or in substitution for any other Award or any award granted under any other plan of the Company or any Affiliate. Awards granted in addition to or in tandem with other Awards or in addition to or in tandem with awards granted under any other plan of the Company or any Affiliate may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

(iii) Forms of Payment under Awards. Subject to the terms of the Plan and of any applicable Award Agreement, payments or transfers to be made by the Company or an Affiliate upon the grant, exercise or payment of an Award may be made in such form or forms as the Committee shall determine (including, without limitation, cash, Shares, other securities, other Awards or other property or any combination thereof), and may be made in a single payment or transfer, in installments, or on a deferred basis (consistent with the requirements of Section 409A), in each case in accordance with rules and procedures established by the Committee. Such rules and procedures may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of Dividend Equivalents with respect to installment or deferred payments.

(iv) Limits on Transfer of Awards. Except as otherwise provided by the Committee in its discretion and subject to such additional terms and conditions as it determines, no Award (other than fully vested and unrestricted Shares issued pursuant to any Award) and no right under any such Award shall be transferable by a Participant other than by will or by the laws of descent and distribution, and no Award (other than fully vested and unrestricted Shares issued pursuant to any Award) or right under any such Award may be pledged, alienated, attached or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance thereof shall be void and unenforceable against the Company or any Affiliate, provided that Awards may be transferable pursuant to a domestic relations order to the extent and in the manner determined by the Committee. If the Committee permits the transfer of an Award (other than fully vested and unrestricted Shares issued pursuant to any Award) other than by the laws of descent and distribution or pursuant to a domestic relations order, such transfer will be for no value. The Committee may also establish procedures as it deems appropriate for a Participant to designate a person or persons, as beneficiary or beneficiaries, to exercise the rights of the Participant and receive any property distributable with respect to any Award in the event of the Participant’s death.

(v) Restrictions; Securities Exchange Listing. All Shares or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such restrictions as the Committee may deem advisable under the Plan, applicable federal or state securities laws and regulatory requirements, and the Committee may cause appropriate entries to be made with respect to, or legends to be placed on the certificates for, such Shares or other securities to reflect such restrictions. The Company shall not be required to deliver any Shares or other securities covered by an Award unless and until the requirements of any federal or state securities of other laws, rules or regulations (including the rules of any securities exchange) as may be determined by the Committee to be applicable are satisfied.

(vi) Section 409A Provisions. Notwithstanding anything in the Plan or any Award Agreement to the contrary, the following rules will apply. To the extent that any amount or benefit that constitutes “deferred compensation” to a Participant under Section 409A of the Code and applicable guidance thereunder is otherwise payable or distributable to a Participant under the Plan or any Award Agreement solely by reason of the occurrence of a Change in Control or due to the Participant’s Disability or “separation from service” (as such term is defined under Section 409A), such amount or benefit will not be payable or distributable to the Participant by reason of such circumstance unless the Committee determines in good faith that (i) the circumstances giving rise to such Change in Control, Disability or separation from service meet the definition of a change in ownership or effective control of the Company or in the ownership of a substantial portion of the Company’s assets, Disability, or separation from service, as the case may be, under Section 409A(a)(2)(A) of the Code, or (ii) the payment or distribution of such amount or benefit would be exempt from the application of Section 409A by reason of the short-term deferral exemption or otherwise. Any payment or distribution of deferred compensation that is subject to Section 409A that otherwise would be made to a Participant who is a Specified Employee (as determined by the Committee in good faith) on account of separation from service may not be made before the date which is six months after the date of the Specified Employee’s separation from service (or if earlier, upon the Specified Employee’s death) unless the payment or distribution is exempt from the application of Section 409A by reason of the short term deferral exemption or otherwise. It is intended that Awards under the Plan either will be exempt from Section 409A or will comply with Section 409A, and the Plan and Award Agreements will be construed and administered accordingly. Notwithstanding the foregoing, the Company makes no representations as to the specific tax treatment of any Award. Participants are solely responsible for any and all tax consequences resulting from an Award, including taxes due as a result of the grant, vesting or any payment with respect thereto, and the sale or other taxable disposition of the Shares acquired pursuant to the Award. Neither the Company, nor its officers, directors nor employees, shall be responsible for, or have any liability for, any such taxes, penalties and interest.

Section 7.	Amendment and Termination; Change in Control; Corrections

(a) Amendments to the Plan. The Board may amend, alter, suspend, discontinue or terminate the Plan at any time. Any amendment to the Plan is subject to compliance with all applicable laws, rules, regulations and policies of any applicable governmental entity or securities exchange, including receipt of any required approval from the governmental entity or stock exchange. Notwithstanding any other provision of the Plan or any Award Agreement, prior approval of the stockholders of the Company shall be required for any amendment to the Plan that would:

(i) require stockholder approval under the rules or regulations of the Securities and Exchange Commission, the New York Stock Exchange or any other securities exchange that are applicable to the Company;

(ii) increase the number of Shares authorized under the Plan as specified in Section 4(a) of the Plan;

(iii) permit repricing of Options or Stock Appreciation Rights, which is prohibited by Section 3(a)(v) of the Plan;

(iv) permit the award of Options or Stock Appreciation Rights at a price less than 100% of the Fair Market Value of a Share on the date of grant of such Option or Stock Appreciation Right, contrary to the provisions of Sections 6(a)(i) and 6(b) of the Plan; or

(v) increase the maximum term permitted for Options and Stock Appreciation Rights as specified in Sections 6(a)(ii) and 6(b) of the Plan.

(b) Amendments to Awards. Subject to the provisions of the Plan, the Committee may waive any conditions of or rights of the Company under any outstanding Award, prospectively or retroactively. Except as otherwise provided in the Plan, the Committee may amend, alter, suspend, discontinue or terminate any outstanding Award, prospectively or retroactively, but no such action may materially adversely affect the rights of the holder of such Award without the consent of the Participant or holder or beneficiary thereof. If any provision of the Plan or an Award Agreement would result in adverse tax consequences under Section 409A, the Committee may amend that provision (or take any other action reasonably necessary) to avoid any adverse tax results and no action taken to comply with Section 409A shall be deemed to impair or otherwise adversely affect the rights of the Participant or any holder of an Award or beneficiary thereof.

(c) Change in Control. In the event of a Change in Control, the Committee or the Board may, in its sole discretion provide for any of the following to be effective upon the consummation of the event giving rise to the Change in Control (or effective immediately prior to the consummation of such event, provided that the consummation of the event subsequently occurs), and no action taken under this Section 7(c) shall be deemed to impair or otherwise adversely alter the rights of the Participant or any holder of an Award or beneficiary thereof:

(i) either (A) termination of the Award, whether or not vested, in exchange for an amount of cash and/or other property, if any, equal to the amount that would have been attained upon the exercise of the Award or realization of the Participant’s rights (and, for the avoidance of doubt, if, as of the date of the occurrence of the transaction or event giving rise to the Change in Control, the Committee or the Board determines in good faith that no amount would have been attained upon the exercise of the Award or realization of the Participant’s rights, then the Award may be terminated by the Company without any payment) or (B) the replacement of the Award with other rights or property selected by the Committee or the Board, in its sole discretion;

(ii) that the Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;

(iii) that the Award shall be exercisable or payable or fully vested with respect to all Shares covered thereby, notwithstanding anything to the contrary in the applicable Award Agreement; or

(iv) that the Award cannot vest, be exercised or become payable after a date certain in the future, which may be the effective date of the event.

(d) Vesting upon Termination Following a Change in Control. Unless otherwise provided in the applicable Award Agreement or pursuant to actions taken by the Committee as authorized under Section 7(c), upon a Qualifying Termination, the time-based vesting conditions related to (A) the exercisability of an Option or Stock Appreciation Right, and (B) the lapse of any restrictions relating to any other Award, automatically shall be waived, and the time-based vesting of such Awards will be accelerated. The Award Agreement governing a Performance Award, or other Award subject to performance-based vesting, shall provide whether, and to what extent, the Shares or Restricted Stock Units subject to the Award shall be deemed earned, or the Options or Stock Appreciation Rights shall become exercisable, if a Qualifying Termination occurs during the Award’s performance period. Nothing in this section 7(d) shall be construed to limit the Committee’s authority under Section 7(c).

(e) Correction of Defects, Omissions and Inconsistencies. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award or Award Agreement in the manner and to the extent it shall deem desirable to implement or maintain the effectiveness of the Plan.

Section 8.	Income Tax Withholding

(a) Required Withholding. All Awards under the Plan shall be subject to applicable United States federal (including FICA), state and local, foreign country or other tax withholding requirements. The Company may require that the Participant or other person receiving Awards or exercising Awards pay to the Company an amount sufficient to satisfy such tax withholding requirements with respect to such Awards, or the Company may deduct from other wages and compensation paid by the Company the amount of any withholding taxes due with respect to such Awards, or the Company may take such other action as the Committee may deem advisable to enable the Company to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award.

(b) Share Withholding. The Committee may permit or require the Company’s tax withholding obligation with respect to Awards paid in Shares to be satisfied by having Shares withheld up to an amount that does not exceed the Participant’s applicable withholding tax rate for United States federal (including FICA), state and local, foreign country or other tax liabilities. The Committee may, in its discretion, and subject to such rules as the Committee may adopt, allow Participants to elect to have such share withholding applied to all or a portion of the tax withholding obligation arising in connection with any particular Award. Unless the Committee determines otherwise, share withholding for taxes shall not exceed the Participant’s minimum applicable tax withholding amount.

Section 9.	Clawback or Recoupment

All Awards under the Plan shall be subject to any applicable share trading policies and other policies that may be approved or implemented by the Board or the Committee from time to time, whether or not approved before or after the Effective Date. All Awards and amounts payable under the Plan are additionally subject to the terms of any applicable clawback, recovery or similar policies approved by the Board or Committee, as in effect from time to time (including, without limitation, a clawback policy required to be implemented by an applicable stock exchange), whether approved before or after the date of grant of an Award (as applicable, a “Clawback Policy”). Further, to the extent permitted by applicable law, including without limitation Section 409A of the Code, all amounts payable under the Plan are subject to offset in the event that a Participant has an outstanding clawback, recoupment or forfeiture obligation to the Company under the terms of any applicable Clawback Policy. Awards are not considered earned, and the eligibility requirements with respect to Awards are not considered met, until all requirements of the Award Agreement, the Plan and any Clawback Policy are met. In the event of a clawback, recoupment or forfeiture event under an applicable Clawback Policy, the amount required to be clawed back, recouped or forfeited pursuant to such policy shall be deemed not to have been earned under the terms of the Plan, and the Company shall be entitled to recover from the Participant the amount specified under the Clawback Policy to be clawed back, recouped or forfeited (which amount, as applicable, shall be deemed an advance that remained subject to the Participant satisfying all eligibility conditions for earning the Award).

Section 10.	General Provisions

(a) No Rights to Awards. No Eligible Person, Participant or other Person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Eligible Persons, Participants or holders or beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to any Participant or with respect to different Participants.

(b) Award Agreements. No Participant shall have rights under an Award granted to such Participant unless and until an Award Agreement shall have been signed by the Participant (if requested by the Company), or until such Award Agreement is delivered and accepted through any electronic medium in accordance with procedures established by the Company. An Award agreement need not be signed by a representative of the Company unless required by the Committee. Each Award Agreement shall be subject to the applicable terms and conditions of the Plan and any other terms and conditions (not inconsistent with the Plan) determined by the Committee.

(c) Plan Provisions Control. In the event that any provision of an Award Agreement conflicts with or is inconsistent in any respect with the terms of the Plan as set forth herein or subsequently amended, the terms of the Plan shall control.

(d) No Rights of Stockholders. Except with respect to Restricted Stock, Stock Awards and certain types of stock-based Performance Awards, neither a Participant nor the Participant’s legal representative shall be, or have any of the rights and privileges of, a stockholder of the Company with respect to any Shares issuable upon the exercise or payment of any Award, in whole or in part, unless and until the Shares have been issued.

(e) No Limit on Other Compensation Plans or Arrangements. Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other or additional compensation plans or arrangements, and such plans or arrangements may be either generally applicable or applicable only in specific cases.

(f) No Right to Employment or Directorship. The grant of an Award shall not be construed as giving a Participant the right to be retained as an employee of the Company or any Affiliate, or a Director to be retained as a Director, nor will it affect in any way the right of the Company or an Affiliate to terminate a Participant’s employment at any time, with or without cause, or remove a Director in accordance with applicable law. In addition, the Company or an Affiliate may at any time dismiss a Participant from employment or remove a

Director who is a Participant free from any liability or any claim under the Plan or any Award, unless otherwise expressly provided in the Plan or in any Award Agreement. Nothing in this Plan shall confer on any person any legal or equitable right against the Company or any Affiliate, directly or indirectly, or give rise to any cause of action at law or in equity against the Company or an Affiliate. Under no circumstances shall any person ceasing to be an employee of the Company or any Affiliate be entitled to any compensation for any loss of any right or benefit under the Plan which such employee might otherwise have enjoyed but for termination of employment, whether such compensation is claimed by way of damages for wrongful or unfair dismissal, breach of contract or otherwise. By participating in the Plan, each Participant shall be deemed to have accepted all the conditions of the Plan and the terms and conditions of any rules and regulations adopted by the Committee and shall be fully bound thereby.

(g) Governing Law. The internal law, and not the law of conflicts, of the State of Delaware, shall govern all questions concerning the validity, construction and effect of the Plan or any Award, and any rules and regulations relating to the Plan or any Award.

(h) Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction or Award, and the remainder of the Plan or any such Award shall remain in full force and effect.

(i) No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Affiliate.

(j) Other Benefits. No compensation or benefit awarded to or realized by any Participant under the Plan shall be included for the purpose of computing such Participant’s compensation or benefits under any pension, retirement, savings, profit sharing, group insurance, disability, severance, termination pay, welfare or other benefit plan of the Company, unless required by law or otherwise provided by such other plan.

(k) No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash shall be paid in lieu of any fractional Share or whether such fractional Share or any rights thereto shall be canceled, terminated or otherwise eliminated.

(l) Headings. Headings are given to the sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

Section 11.	Effective Date of the Plan

Effective as of the Effective Date, the Plan is hereby approved and established.

Section 12.	Term of the Plan

Awards shall be granted under the Plan only during a 10-year period beginning on the Effective Date, or if the Plan is terminated earlier pursuant to Section 7(a) of the Plan. Unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award theretofore granted may extend beyond the termination of the Plan, and the authority of the Committee provided for hereunder with respect to the Plan and any Awards, and the authority of the Board to amend the Plan, shall extend beyond the termination of the Plan.